Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS
FOURTH QUARTER AND FULL YEAR 2013 RESULTS

Financial Highlights:

•	Revenue of $89.5 million, an increase of 2.7% from $87.2 million in 3Q13 and an increase of 35.9% from $65.9 million in 4Q12.

•	Net income of $0.06 per basic and diluted share, compared to net income of $0.08 per basic and diluted share in 3Q13 and a net loss of $0.06 per basic and diluted share in 4Q12.

•	Gross margin of 54.3%, compared to 53.2% in 3Q13 and 54.2% in 4Q12.

•	Fiscal year 2013 revenue of $332.5 million, an increase of 19.1% from $279.3 million in the fiscal year 2012.

•	Fiscal year 2013 net income of $0.19 per basic and diluted share, compared to a net loss of $0.25 per basic and diluted share in fiscal year 2012.

•	Fiscal year 2013 gross margin of 53.6%, compared to 54.0% in fiscal year 2012.

HILLSBORO, OR - February 6, 2014 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal fourth quarter and fiscal year ended December 28, 2013.

For the fourth quarter, revenue was $89.5 million, an increase of 2.7% from $87.2 million reported in the prior quarter, and an increase of 35.9% from the $65.9 million reported in the same quarter a year ago. FPGA revenue for the fourth quarter was $28.5 million, compared to $26.2 million in the prior quarter, and $20.9 million in the same quarter a year ago. PLD revenue for the fourth quarter was $61.0 million, compared to $61.0 million reported in the prior quarter, and $45.0 million in the same quarter a year ago.

Net income for the fourth quarter was $6.5 million ($0.06 per basic and diluted share), compared to the prior quarter net income of $8.8 million ($0.08 per basic and diluted share) and net loss of $7.2 million ($0.06 per basic and diluted share) reported in the same quarter a year ago. The net loss in the fourth quarter of 2012 included restructuring charges of $5.4 million.

For the fiscal year 2013, revenue was $332.5 million, an increase of 19.1% from $279.3 million in the fiscal year 2012. Net income for fiscal year 2013 was $22.3 million ($0.19 per basic and diluted share), compared to a net loss of $29.6 million ($0.25 per basic and diluted share) reported in fiscal year 2012. The net loss in fiscal 2012 included restructuring charges of $6.0 million.

Darin G. Billerbeck, President and Chief Executive Officer, said, “We executed to our strategy in 2013 and created a new, fast growth market for our innovative, low power, low cost FPGAs. The result was the expanded use of our FPGAs in the consumer market where we achieved a 180% increase in revenue compared to 2012. We are also pleased to have grown revenue from our new products by 145% for the fiscal 2013 over the fiscal 2012. We diversified our customer base, while we continued to create compelling and defendable solutions in our traditional markets."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Fourth quarter of 2013 revenue exceeded our earlier expectations, coming in 8% above the high-end of our guidance. Sustained product cost reductions contributed to an improved fourth quarter 2013 gross margin of 54.3%. Our strong results led to increased variable compensation, which affected our fourth quarter operating expenses. During the fourth quarter we repurchased approximately 830,000 shares at a cost of $3.7 million, with a total of 1.41 million shares repurchased during fiscal 2013 at a cost of $6.1 million. Operating cash flow was $56.5 million for fiscal 2013 compared to $4.3 million for fiscal 2012. We ended 2013 with a debt-free balance sheet and approximately $216 million in cash, cash equivalents and short-term marketable securities.”

Recent Business Highlights:

•
Huawei Partner and Supplier Awards: Huawei Technology Co., Ltd., a global leader in telecommunications network solutions, recognized Lattice for the third time as a “Core Partner” and honored the Company with the “2012 Huawei Supplier Cooperation & Support Award.”

•
Commences Shipments of MachXO3 FPGAs: Lattice commenced shipments of its ultra-low density MachX03™ FPGA family, the world’s smallest, lowest-cost-per I/O programmable platform aimed at expanding system capabilities and bridging emerging connectivity interfaces using both parallel and serial I/O.

•
New HetNet Solutions Portfolio: In collaboration with Azcom Technology, the Lattice HetNet Solutions Portfolio enables system designers to implement best-in-class solutions for connectivity, control path and power management while accelerating their development with system-level reference designs for multi-mode LTE small cells.

Business Outlook - First Quarter 2014:

•	In-line with recent annual demand trends, revenue is expected to be flat to plus or minus 2% on a sequential basis.

•	Gross margin percentage is expected to be approximately 53% plus or minus 2%.

•	Total operating expenses are expected to be approximately $38.5 million.

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the fourth quarter of 2013 and business outlook for the first quarter of 2014 on Thursday, February 6, 2014 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 34244513. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. Eastern Time on February 20, 2014, by telephone at 1-404-537-3406. To access the replay, use conference identification number 34244513. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: the continuing growth of the new market for our innovative, low power, low cost FPGAs and those statements under the heading “Business Outlook - First Quarter 2014” relating to expected revenue, gross margin and total operating expenses. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our iCE™, MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor (NASDAQ: LSCC) is the World's leading provider of ultra-low-power programmable IC solutions for makers of smartphones, mobile handheld devices, small-cell networking equipment, industrial control, automotive infotainment, and much more. With more than 1 billion units sold over the past 10 years, Lattice ships more FPGAs, CPLDs and Power Management solutions than any other programmable solutions vendor. For more information, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.
# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	December 28, 2013	September 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Revenue	$89,519	$87,154	$65,875	$332,525	$279,256
Costs and expenses:
Cost of products sold	40,916	40,778	30,202	154,281	128,499
Research and development	22,331	20,254	18,655	80,966	77,610
Selling, general and administrative	17,189	16,385	17,269	67,144	72,317
Acquisition related charges (1)	737	737	760	2,960	4,178
Restructuring (2)	131	85	5,375	388	6,018
	81,304	78,239	72,261	305,739	288,622
Income (loss) from operations	8,215	8,915	(6,386)	26,786	(9,366)
Other (loss) income, net	(540)	346	(341)	(300)	505
Income (loss) before provision for income taxes	7,675	9,261	(6,727)	26,486	(8,861)
Provision for income taxes (3)	1,128	417	448	4,165	20,745
Net income (loss)	$6,547	$8,844	$(7,175)	$22,321	$(29,606)

Net income (loss) per share (4):
Basic	$0.06	$0.08	$(0.06)	$0.19	$(0.25)
Diluted	$0.06	$0.08	$(0.06)	$0.19	$(0.25)

Shares used in per share calculations (4):
Basic	115,718	116,055	115,943	115,701	117,194
Diluted	117,156	117,349	115,943	117,081	117,194
______________________
Notes:

(1)
During fiscal 2012, the Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue. During fiscal 2013, Acquisition related charges consist of amortization of intangible assets.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plans announced on October 12, 2012 and April 21, 2011.

(3)	The tax provision for the year ended December 29, 2012 reflects our new global tax structure and the resulting intercompany sale of inventory and fixed assets.

(4)
For the three and twelve month periods in fiscal 2013, the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. For the three and twelve month periods in fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 28, 2013	December 29, 2012
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$215,815	$183,401
Accounts receivable, net	50,085	46,947
Inventories	46,222	44,194
Other current assets (1)	13,679	12,527
Total current assets	325,801	287,069

Property and equipment, net	41,719	40,384
Long-term marketable securities	5,241	4,717
Other long-term assets	6,120	6,854
Intangible assets, net of amortization	12,484	15,430
Goodwill	44,808	44,808
Deferred income taxes (1)	11,703	15,357
	$447,876	$414,619

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$51,113	$42,540
Deferred income and allowances on sales to sell-through distributors	7,495	10,553
Total current liabilities	58,608	53,093

Other long-term liabilities (1)	3,588	3,976
Total liabilities	62,196	57,069

Stockholders' equity	385,680	357,550
	$447,876	$414,619

______________________
Notes:

(1)
In June 2013 the company adopted, with retrospective application, the requirements of ASU 2013-11 Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Accordingly, previous periods have been revised to conform with current period presentation. This resulted in both long-term taxes payable and deferred tax assets declining by approximately $14 million for all periods presented.

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	Three Months Ended			Year Ended
	12/28/2013	9/28/2013	12/29/2012	12/28/2013	12/29/2012
Operations Information
Percent of Revenue
Gross Margin	54.3%	53.2%	54.2%	53.6%	54.0%
R&D Expense	24.9%	23.2%	28.3%	24.3%	27.8%
SG&A Expense	19.2%	18.8%	26.2%	20.2%	25.9%
Depreciation and amortization (in thousands)	5,634	5,210	5,987	20,807	22,149
Capital expenditures (in thousands)	2,263	3,400	2,363	12,500	13,593
Stock compensation expense (in thousands)	2,537	2,562	1,757	9,522	7,510
Restructuring and severance related charges (in thousands)	167	376	5,299	797	8,515
Taxes paid (cash, in thousands)	289	126	172	1,370	908
Balance Sheet Information
Current Ratio	5.6	5.2	5.4
A/R Days Revenue Outstanding	50	55	64
Inventory Months	3.4	3.1	4.4
Revenue% (by Product Family)
PLD	68%	70%	68%	69%	66%
FPGA	32%	30%	32%	31%	34%
Revenue% (by Product Classification) (1)
New	46%	51%	29%	46%	22%
Mainstream	43%	41%	53%	43%	56%
Mature	11%	8%	18%	11%	22%
Revenue% (by Geography)
Asia	76%	76%	69%	74%	68%
Europe (incl. Africa)	12%	14%	16%	14%	17%
Americas	12%	10%	15%	12%	15%
Revenue% (by End Market) (2)
Communications	41%	35%	38%	38%	42%
Industrial & Other	23%	20%	31%	23%	32%
Computing	9%	9%	13%	9%	13%
Consumer	27%	36%	18%	30%	13%
Revenue% (by Channel)
Sell-through distribution	45%	41%	55%	45%	55%
Direct	55%	59%	45%	55%	45%

(1) New: MachXO3, LatticeECP3, MachXO2, Power Manager II, and iCE40 Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs

* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.

(2) During the first quarter of 2013, the Company refined its methodology for assigning revenue by End Market categories. All periods presented have been revised to conform to this methodology.